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                                                                      Exhibit 99
                                                                      ----------

                                 PRESS RELEASE

                           MAIN STREET BANCORP, INC.
                                601 Penn Street
                               Reading, PA 19601

FOR IMMEDIATE RELEASE                   CONTACT:
February 27, 2001                       Brian M. Hartline
                                        President and Chief Executive Officer
                                        610-685-1400

                                        Andrew J. Rothermel
                                        Executive Vice President and General
                                        Counsel
                                        610-685-1400

            Main Street Bancorp, Inc. Announces the Appointment of
                 Ezekiel S. Ketchum as a Director and Chairman
                           of the Board of Directors

     READING, Pa., February 27, 2001 -- The board of directors of Main Street Bancorp, Inc. (NASDAQ, NMS:MBNK), and its wholly owned subsidiary, Main Street Bank, announce the appointment of Ezekiel "Zeke" S. Ketchum as a director and chairman of the company and the bank.

     Mr. Ketchum of Reading, Pa., has resigned from the First Union National Bank regional advisory board on which he has actively participated for the past two and one-half years, in order to accept the directorship. Previously Mr. Ketchum served as president and chief operating officer of Meridian Bancorp, Inc., Reading, Pa., and its banking subsidiary Meridian Bank. Mr. Ketchum began his banking career with Mellon Bank, N.A., Pittsburgh, Pa., prior to joining Meridian's predecessor American Bank and Trust Co. of Pa. in 1978. Mr. Ketchum's professional involvement includes serving as president of the Pennsylvania Bankers Association. His community affiliations include serving as president of the United Way of Berks County, president of the Hawk Mountain Council of the Boy Scouts of America, and as the chairman of several charitable capital campaigns.

     Albert L. Evans, Jr., the current chairman of the board of directors, stated, "It is our great fortune to have been able to recruit Zeke as our chairman. The company will benefit from his many years of experience in banking and his vast experience in leading and directing regional financial service companies." Mr. Evans will serve as vice chairman and continue as a director of the company and the board.

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     "I am looking forward to working with Zeke in implementing and developing strategic initiatives and a corporate culture that will propel this company to a leadership role in the financial services industry on a regional basis," stated President and Chief Executive Officer Brian M. Hartline.

     Main Street Bancorp, Inc. is the holding company for Main Street Bank, which operates a total of 42 branches. Main Street Bank has $1.5 billion in assets.

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